Exhibit 99.1

Analog Devices Announces Conclusion and Final Settlement of SEC Option Investigation

NORWOOD, Mass.--(BUSINESS WIRE)--Analog Devices, Inc. (NYSE: ADI) today announced that the Company and its CEO, Jerald Fishman, have finalized their previously disclosed settlement with the U.S. Securities and Exchange Commission (SEC), thereby concluding the Commission’s investigation without admitting or denying any of the SEC’s allegations or findings regarding the Company’s stock option granting practices.

The Company first disclosed the SEC’s investigation into its stock option granting practices in its 2004 Form 10-K filing. As previously disclosed by the Company, the SEC order concludes that the appropriate grant dates for three stock option grants made by the Company in 1998, 1999 and 2001 should have been as follows: the September 4, 1998 grant date should have been one trading day later (September 8, 1998); the November 30, 1999 grant date should have been one trading day earlier (November 29, 1999); and the July 18, 2001 grant date should have been five trading days later (July 26, 2001). With respect to these three option grants, there is no allegation or finding that Mr. Fishman acted with bad intent or recklessness; the claim as to Mr. Fishman is solely under Section 17(a) (2) and (3) of the Securities Act of 1933.

As disclosed in the Company’s Form 10-Q filing in February of 2008, the Commission did not charge either the Company or Mr. Fishman with respect to grants of options prior to the release of favorable financial results.

The Company previously determined and disclosed that no restatement of its historical financial results is necessary.

About Analog Devices

Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Celebrating 40 years as a leading global manufacturer of high-performance integrated circuits used in analog and digital signal processing applications, Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices' common stock is listed on the New York Stock Exchange under the ticker “ADI” and is included in the S&P 500 Index.

For more Information Contact: Maria Tagliaferro, Director of Corporate Communications, Analog Devices, Inc. 781-461-3282

CONTACT:
Analog Devices, Inc.
Maria Tagliaferro, 781-461-3282
Director of Corporate Communications